Exhibit 99.1

Contact:	Tripp Sullivan
SCR Partners
(615) 760-1104
IR@contactAAC.com

AAC Holdings, Inc. Reports Fourth Quarter and Full Year 2014 Results

BRENTWOOD, Tenn. – (February 24, 2015) AAC Holdings, Inc. (NYSE: AAC), the parent holding company of American Addiction Centers, Inc., announced its results for the fourth quarter and year ended December 31, 2014. All comparisons included in this release are for the fourth quarter of 2014 to the fourth quarter of 2013 unless otherwise noted.

Fourth Quarter 2014 Financial Highlights:

•	Revenues increased 32% to $37.2 million

•	Net income available to stockholders per diluted share increased to $0.15 from a net loss of $(0.14)

•	Net income increased to $3.3 million from a net loss of $(2.0) million

•	Adjusted EBITDA increased to $6.6 million from a loss of $(1.1) million

•	Client admissions increased 35% to 1,276

•	Average daily census increased 35% to 418

•	Average net daily revenue increased 1% to $890

De Novo, Acquisition and Corporate Highlights:

•	Expanded de novo pipeline to 438 beds and total investment of $59.1 million

•	Announced acquisitions totaling $15 million and annualized revenue of $8.5 million

•	Secured new space for corporate headquarters and growing call center for late 2015

Revenues in the fourth quarter of 2014 increased to $37.2 million compared with $28.1 million in the fourth quarter of 2013 and $36.6 million in the third quarter of 2014. Net income available to stockholders increased to $3.1 million, or $0.15 per diluted share, compared with a net loss of $(1.9) million, or $(0.14) per diluted share, in the fourth quarter of 2013 and net income available of $2.2 million, or $0.14 per diluted share, in the third quarter of 2014. Adjusted EBITDA was $6.6 million compared with $(1.1) million in the fourth quarter of 2013 and $6.7 million in the third quarter of 2014. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income to Adjusted EBITDA is included in this release.

Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, noted, “We maintained a strong pace in the fourth quarter with results in line with our previous expectations, solid facility and operating metrics, and the sourcing of attractive new growth opportunities. The continued build out of our outpatient center network complements the significant expansion of our de novo bed pipeline. Securing new space for our growing call center and an anticipated new credit facility will help ensure that we can adequately support this growth.”

Year Ended December 31, 2014

Revenues for 2014 increased 15% to $133.0 million compared with $115.7 million for 2013. Net income available to stockholders was $6.9 million, or $0.41 per diluted share, compared with $1.8 million, or $0.12 per diluted share, for 2013. Adjusted EBITDA increased 82% to $21.1 million compared with $11.6 million for 2013. Included in 2013 results are $2.6 million related to a litigation settlement and $0.8 million of restructuring expenses primarily related to centralizing the Company’s call centers.

De Novo Activity and Pipeline

During the fourth quarter of 2014, the Company completed construction of its new $2.6 million outpatient center in Las Vegas. The new outpatient center, which provides step-down capacity for AAC’s Desert Hope residential facility, received licensure on January 8, 2015 and began treating clients.

In January 2015, the Company added 31 beds, 24 of which were detox beds, to its Forterus facility in Temecula, California, increasing capacity at the facility to 107 beds.

In January 2015, the Company entered into a definitive agreement to acquire an 84-bed hospital in Aliso Viejo, California for an aggregate of $13.5 million in cash. Closing of the acquisition is expected to occur in the second quarter of 2015. AAC will begin renovation of the facility in the second quarter of 2015 and expects to apply for a license to operate as a Chemical Dependency Recovery Hospital. The Company anticipates it will invest an additional approximately $5 million for renovations and construction, which will include the addition of up to 40 beds (bringing the total up to 124 beds) and has targeted completion for the first half of 2016.

In February 2015, AAC purchased a former convent and a total of 96 acres in Ringwood, New Jersey for $6.5 million in cash. Renovation of the existing structure and grounds is anticipated to begin summer 2015 with a targeted opening late in the second half of 2016. The renovated facility will be a 150-bed residential treatment facility and the Company anticipates an additional investment of approximately $16 million.

The Company’s new $2.4 million outpatient center in Arlington, Texas was completed in January 2015 and, pending licensure, is expected to begin treating clients in the second quarter of 2015. The Company expects to complete construction of the 164-bed, $18.1 million residential facility in Tampa, Florida in the second half of 2015.

Acquisition Activity

During the fourth quarter of 2014, the Company signed a definitive agreement to acquire Recovery First, an operator of a 56-bed in-network, inpatient substance abuse treatment facility in the greater Fort Lauderdale, Florida area, for $13.0 million in cash. The acquisition subsequently closed in February 2015.

In January 2015, the Company signed a definitive agreement to acquire Clinical Services of Rhode Island, an operator of three outpatient treatment facilities in Greenville, Portsmouth and South Kingstown, Rhode Island, for $650,000 in cash and $1.3 million in restricted shares of the Company’s common stock. The acquisition is expected to close during the second quarter of 2015.

Balance Sheet and Cash Flows from Operations

As of December 31, 2014, AAC Holdings’ balance sheet reflected cash and cash equivalents of $48.5 million and total debt and mezzanine equity of $36.5 million. Capital expenditures in the fourth quarter of 2014 totaled $3.6 million. Cash flows provided by operations totaled $2.2 million for the fourth quarter of 2014 compared with $2.1 million in the prior-year period and $5.8 million in the third quarter of 2014. Days sales outstanding (DSO) was 71 for the fourth quarter of 2014 compared with 81 for the fourth quarter of 2013 and 69 for the third quarter of 2014.

The Company has a commitment from Bank of America and SunTrust to lead a syndicated secured credit facility that is expected to consist of term debt and a revolver. The Company expects to close the new credit facility in the first quarter of 2015.

2015 Outlook

The Company is providing the following outlook for 2015 in lieu of formal financial guidance at this time. This outlook does not include the impact of any future acquisitions and transaction-related costs.

Revenues - Based on the revenues from the fourth quarter of 2014, the addition of new beds at our Forterus facility and the previously disclosed acquisition of Recovery First, the Company expects utilization of the current 580 beds to remain in the 85% to 90% range for 2015 with Average Daily Revenue in the mid-to-high $800-range. The Company expects to receive a full year benefit from our new outpatient center in Las Vegas and a three-quarter benefit from our new outpatient center in Arlington, Texas. The Company also expects to receive an economic benefit from the new Tampa facility in the fourth quarter of 2015.

Adjusted EBITDA and Diluted EPS - The Company expects Adjusted EBITDA margins to remain in a range comparable to what the Company experienced in the second half of 2014 with a slight benefit from the addition of Recovery First and the new Forterus beds. The Company expects an annual tax rate of 38% to 40%.

Earnings Conference Call

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Wednesday, February 25, 2015, at 11:00 a.m. ET to discuss fourth quarter and fiscal year 2014 financial results and business highlights. The number to call for this interactive teleconference is (412) 317-6016. A replay of the conference call will be available through March 5, 2015, by dialing (412) 317-0088 and entering the replay access code, 10059403.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.americanaddictioncenters.com. The online replay will be available in the Investor Relations section of the Company’s website one hour after the call.

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient substance abuse treatment services. We treat adults as well as adolescents who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We operate eight substance abuse treatment facilities and one mental health facility specializing in overeating disorders. Located throughout the United States, these facilities are focused on delivering effective clinical care and treatment solutions.

Forward Looking Statements

This release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings’ possible or assumed future results of operations, including descriptions of AAC Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our ability to integrate newly acquired facilities; (iii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iv) a reduction in reimbursement rates by certain third-party payors; (v) our failure to successfully achieve growth through acquisitions and de novo expansions; and (vi) general economic conditions and other similar matters, as well as other risks discussed in the “Risk Factors” section of the Company’s registration statement on Form S-1, as amended, and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014
Revenues	$28,060	$36,599	$37,166	$115,741	$132,968
Operating expenses
Salaries, wages and benefits	13,881	15,625	14,958	46,856	54,707
Advertising and marketing	3,725	3,910	4,694	13,493	15,683
Professional fees	3,000	1,722	1,458	10,277	8,075
Client related services	2,747	2,789	2,794	7,986	10,794
Other operating expenses	2,971	4,064	3,903	11,615	13,518
Rentals and leases	485	536	630	4,634	2,106
Provision for doubtful accounts	3,117	2,180	2,923	10,950	11,391
Litigation settlement	88	118	129	2,588	487
Restructuring	—	—	—	806	—
Depreciation and amortization	875	1,209	1,225	3,003	4,662

Total operating expenses	30,889	32,153	32,714	112,208	121,423

Income from operations	(2,829)	4,446	4,452	3,533	11,545
Interest expense	231	845	322	1,390	1,872
Acquisition-related expenses	—	—	845	—	845
Other expense (income), net	(59)	65	(173)	36	(93)

Income (loss) before income tax expense	(3,001)	3,536	3,458	2,107	8,921
Income tax (benefit) expense	(1,033)	1,511	185	615	2,555

Net income (loss)	(1,968)	2,025	3,273	1,492	6,366
Less: net (income) loss attributable to noncontrolling interest	23	433	81	(706)	1,182

Net income (loss) attributable to AAC Holdings, Inc. stockholders	(1,945)	2,458	3,354	786	7,548
Deemed contribution-redemption of Series B Preferred Stock	—	—	—	1,000	—
BHR Series A Preferred Unit dividend	—	(245)	(245)	—	(693)

Net income (loss) available to AAC Holdings, Inc. common stockholders	$(1,945)	$2,213	$3,109	$1,786	$6,855

Basic earnings per common share	$(0.14)	$0.14	$0.15	$0.13	$0.41
Diluted earnings per common share	$(0.14)	$0.14	$0.15	$0.12	$0.41
Weighted-average shares outstanding:
Basic	13,855,796	15,598,396	20,701,288	13,855,797	16,557,655
Diluted	14,276,723	15,614,380	20,762,593	14,292,937	16,619,180

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(Dollars in thousands)

	December 31,	December 31,
	2013	2014
Assets
Current assets
Cash and cash equivalents (variable interest entity— 2013: $441; 2014: $166)	$2,012	$48,540
Accounts receivable, net of allowances – (variable interest entity—2013: $169; 2014: $308)	24,567	28,718
Deferred tax assets	676	1,214
Prepaid expenses and other current assets (variable interest entity—2013: $173; 2014: $6)	2,274	1,450

Total current assets	29,529	79,922

Property and equipment, net (variable interest entity—2013: $29,257; 2014: $0)	37,008	49,196
Goodwill	10,863	12,702
Intangible assets, net	3,496	2,935
Note receivable – related party	250	—
Other assets (variable interest entity—2013: $142; 2014: $0)	492	1,197

Total assets	$81,638	$145,952

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities
Accounts payable	$1,895	$2,001
Accrued liabilities (variable interest entity— 2013: $172; 2014: $4,281)	10,455	10,411
Current portion of long-term debt (variable interest entity—2013: $12,932; 2014: $0)	15,164	2,570
Current portion of long-term debt – related party	795	1,787

Total current liabilities	28,309	16,769
Deferred tax liabilities	2,329	1,479
Long-term debt, net of current portion (variable interest entity—2013: $8,616; 2014: $0)	23,341	24,097
Long-term debt—related party, net of current portion	3,775	187
Other long-term liabilities	159	431

Total liabilities	57,913	42,963

Commitments and contingencies
Mezzanine equity including noncontrolling interest	11,842	7,848

Stockholders’ equity of AAC Holdings, Inc.	8,183	97,474
Noncontrolling interest	3,700	(2,333)

Total stockholders’ equity including noncontrolling interest	11,883	95,141

Total liabilities, mezzanine equity and stockholders’ equity	$81,638	$145,952

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(Dollars in thousands)

	Year Ended December 31,
	2013	2014
Cash flows from operating activities:
Net income	$1,492	$6,366
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	10,950	11,391
Depreciation and amortization	3,003	4,662
Loss on disposal of property and equipment	395	—
Equity compensation	979	1,802
Accretion of BHR Series A Preferred Units	—	66
Amortization of discount on notes payable	32	32
Deferred income taxes	(1,500)	(1,374)
Decrease in fair value of contingent related-party note payable	(91)	—
Changes in operating assets and liabilities (excluding acquisitions):
Accounts receivable	(14,810)	(15,155)
Prepaid expenses and other assets	(1,287)	190
Accounts payable	510	106
Accrued liabilities	3,611	(320)
Other long term liabilities	159	272

Net cash provided by operating activities	3,443	8,038

Cash flows from investing activities:
Purchase of property and equipment	(12,975)	(15,584)
Issuance of notes and other receivables — related parties	—	(488)
Acquisition of subsidiaries, net of cash acquired	—	(3,483)
Cash acquired in consolidation of variable interest entity	210	—
Escrow funds held on acquisition	—	(500)
Collection of notes and other receivables — related parties	50	738
(Purchase) reimbursement of other assets	(429)	(204)

Net cash used in investing activities	(13,144)	(19,521)

Cash flows from financing activities:
Proceeds from (payments on) revolving line of credit, net	5,851	(12,550)
Proceeds from long-term debt	9,150	4,053
Payments on long-term debt and capital leases	(2,433)	(5,742)
Repayment of long-term debt — related party	(1,554)	(2,601)
Repurchase of common stock	(5,063)	(5,710)
Proceeds from sale of common stock — initial public offering	—	69,518
Proceeds from sale of common stock — private placement	7,429	6,089
Proceeds from sale of BHR Series A Preferred Units	—	8,203
Redemption of BHR Series A Preferred Units	—	(1,825)
Dividends paid	—	(509)
Contributions from noncontrolling interest	1,979	—
Distributions to noncontrolling interest	(1,396)	(915)
Redemption of noncontrolling interest	(2,990)	—

Net cash provided by financing activities	10,973	58,011

Net increase in cash and cash equivalents	1,272	46,528
Cash and cash equivalents, beginning of period	740	2,012

Cash and cash equivalents, end of period	$2,012	$48,540

AAC Holdings, Inc.

Operating Metrics

Unaudited

	Three Months Ended
	December 31, 2013	September 30, 2014	December 31, 2014
Operating Metrics:
Average daily census[1]	309	413	418
Average daily revenue[2]	$987	$963	$966
Average net daily revenue[3]	$877	$906	$890
New admissions[4]	944	1,275	1,276
Bed count at end of period[5]	431	493	493
Days sales outstanding (DSO)[6]	81	69	71

[1]	Includes client census at all of our owned and leased inpatient facilities, including FitRx.
[2]	Average daily revenue is calculated as total revenues during the period divided by the product of the number of days in the period multiplied by average daily census.
[3]	Average net daily revenue is calculated as total revenues less provision for doubtful accounts during the period divided by the product of the number of days in the period multiplied by average daily census.
[4]	Includes total client admissions for the period presented.
[5]	Bed count at end of period includes all beds at owned and leased inpatient facilities, including FitRx. In the first quarter of 2014, we added two beds at the FitRx facility to accommodate increased client census and eliminated six beds at The Academy facility as a result of an expired housing lease. In addition, the Greenhouse expansion, completed in July 2014, added 60 beds, all of which are licensed for detoxification and we added six adolescent beds at The Academy at the end of September 2014.
[6]	Revenues per day is calculated by dividing the revenues for the quarter by the number of days in the quarter. Days sales outstanding is then calculated as accounts receivable, net of allowance for doubtful accounts, at the end of the quarter divided by revenues per day.

AAC Holdings, Inc.

Supplemental Reconciliation of Non-GAAP Disclosures

Unaudited

(Dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014
Net Income	$(1,968)	$2,025	$3,273	$1,492	$6,366
Non-GAAP Adjustments:
Interest expense	231	845	322	1,390	1,872
Depreciation and amortization	875	1,209	1,225	3,003	4,662
Income tax (benefit) expense	(1,033)	1,511	185	615	2,555
Stock-based compensation and related tax reimbursements	726	911	342	1,649	3,030
Litigation settlement	88	118	129	2,588	487
Restructuring	—	—	—	806	—
Reorganization	—	82	238	15	1,176
Acquisition-related expense	—	—	845	—	845
De novo start-up expense	—	—	—	—	99

Adjusted EBITDA[1]	$(1,081)	$6,701	$6,559	$11,558	$21,092

[1]	Adjusted EBITDA is a “non-GAAP financial measure” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission. Management defines Adjusted EBITDA as net income adjusted for interest expense, depreciation and amortization expense, income tax expense, stock-based compensation and related tax reimbursements, litigation settlement, restructuring charges, reorganization expense (which includes certain reorganization transactions in April 2014 and expenses associated with the amendment and restatement of our then-existing credit facility in April 2014), acquisition-related expense, and de novo startup expense. Where applicable, these include professional services for accounting, legal, valuation services and licensing expenses. Adjusted EBITDA is considered a supplemental measure of the Company’s performance and is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. Management has included information concerning Adjusted EBITDA because they believe that such information is used by certain investors as a measure of a company’s historical performance. Management believes this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA and Adjusted EBITDA when reporting their results. Because Adjusted EBITDA is not determined in accordance with GAAP, it is subject to varying calculations and may not be comparable to the Adjusted EBITDA (or similarly titled measures) of other companies. Management’s presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.